Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 5, 2018, (except for Note 7 to the financial statements, as to which the date is August 13, 2018 and the third, fourth, and fifth paragraphs of Note 17, as to which the date is September 21, 2018), in the Registration Statement (Form S-1 No. 333-227206) and related Prospectus of Guardant Health, Inc. dated September 21, 2018.

/s/ Ernst & Young LLP

Redwood City, California

September 21, 2018